Exhibit 10.2

Date: 20th October 2025	PRIVATE & CONFIDENTIAL

DATIN NURFATIN BINTI MUFTI

(NRIC NO.: 880720-29-5168)

P/S 800, Kampung Gong Serapat,

16800 Pasir Puteh,

Kelantan

Dear Datin,

LETTER OF APPOINTMENT FOR A NON-EXECUTIVE DIRECTOR

We are pleased to appoint you via this letter of appointment (“Agreement”) for the position as Non-Executive Director in Treasure Global Inc. (Company No.: 7908921) (hereinafter referred to as the “Company”), commencing from the date of approval by the Board of Directors of the Company (“Commencement Date”) subject to the following terms and conditions:

1.	Term

The term of this Agreement shall commence on the Commencement Date and shall continue until the earlier of the date on which Director ceases to be a member of the Board of Directors of the Company (“Board”) for any reason or the date of termination or expiration of this Agreement in accordance with the provisions hereof (“Term”).

2.	Position and Duties

During the Term, you shall serve as the Non-Executive Director of the Company and shall have such powers and duties as may from time to time be prescribed by the Board of Directors, and which duties includes but not limited to:

2.1	participate in regularly scheduled and special Board and committee meetings so long as such meetings are noticed in accordance with the Company’s Bylaws;

2.2	meet or otherwise confer with Company executives on an active and regular basis as reasonably requested by the CEO and/or Chairman of the Board, so long as such requests are noticed in no less than the same manner as required for a special meeting of the Board in accordance with the Company’s Bylaws;

2.3	serve as a member of certain committees;

2.4	timely respond to reasonable time requests for consent, which consent may be withheld until the Director has been reasonably satisfied of the facts comprising such request as to make an informed reasonable decision regarding the subject matter thereof;

2.5	provide such other reasonable services, and perform such reasonable duties, as are customary and appropriate for Board members;

2.6	act as fiduciary in the service of the best interests of the Company and provide all information of yourself as the Company requires to satisfy its disclosure obligations as imposed under the applicable securities laws;

2.7	file timely with the U.S. Securities and Exchange Commission all reports and schedules required of you in your personal capacity by virtue of your relationship with the Company (including but not limited to Forms 3, 4 and 5 as contemplated by Section 16 (a) of the Securities Exchange Act of 1934).

3.	Compensation and Related Matters

3.1	Director’s Fee

You will receive a monthly director’s fee of RM3,000.00 (Ringgit Malaysia Three Thousand only), which will be paid to you by no later than the 7th day of the following month.

3.2	Expenses

You shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by you during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company.

4.	Income Tax

4.1	You shall be solely responsible for the payment of all personal taxes and other governmental duties and levies payable in Malaysia and/or any other countries where this appointment requires you to file income tax, including tax payable on your earnings and any taxes arising out of benefits provide to you.

4.2	The Company may, in accordance with the tax laws of the country, deduct scheduler tax or withhold such portion of the sums due to you hereunder for the purposes of satisfying such tax liabilities.

5.	Termination

5.1	Your appointment will continue until the date of the next annual general meeting of the Company’s shareholders subject to earlier termination in accordance with the Company’s Bylaws (the “Bylaws”) or otherwise provided herein. Nothing in this Agreement shall be taken to exclude or vary the terms of the Articles which provide additional details regarding the governance of the Company and the Board of Directors (“Board”).

5.2	Your status as a non-executive director of the Company may be terminated with or without cause, at any time by the vote of the shareholders of the Company (including any failure to elect you for an ensuing term at any annual general meeting of shareholders) in accordance with the Bylaws.

5.3	You are at liberty to resign from the Board at any time by notice in writing to the Company and the resignation has effect from the date the notice is received by the Company.

5.4	In the event you are or become disqualified from acting as a director under the Delaware law and/or any applicable laws of jurisdictions where the Company is listed, you shall resign forthwith as a director.

5.5	On termination of the Appointment, you shall at the request of the Company immediately resign (in writing) from the office of a non-executive director of both the Company and where applicable, any other office with a Group company and you irrevocably authorize the Company as your attorney in your name and on your behalf to sign all documents and do all things necessary to give effect to this.

5.6	Upon the termination of the Appointment, you shall:

a)	cease to be a director of the Company;

b)	cease to have any entitlement to compensation other than compensation accrued and unpaid on the date of termination; and

c)	deliver to an authorized representative of the Company all correspondence, documents (including, without limitation, board minutes and board papers), copies thereof or other property of the Company, and of each of its subsidiaries and affiliates (collectively, the “Group”) made or received by you in the course of your directorship (whether before or after the date of this Agreement).

5.7	You may be liable to pay for any losses or damages of any amenities, property and documents in your possession or acquired by you during your employment.

5.8	The Company may set off any amounts you owe to the Company against any amounts the Company owes to you at the date of termination except for amounts the Company is not entitled by law to set off.

5.9	You acknowledge and agree that you will have no claim of any kind against the Company by reason of the termination of your Appointment as stipulated in this Agreement and the Bylaws.

6.	Non-Compete

During your service with the Company, you will devote your full professional time and effort to the benefit of the Company and shall not participate, directly or indirectly, in any capacity, in any business or activity that is in competition with the Company.

7.	Conflict of Interest

You shall not, during the duration of this contract, except with the knowledge and consent of the Company embark, engage or interest yourself whether for reward or gratuity in any activity which would interfere with the performance of your duties with the Company or which to your knowledge would constitute a conflict of interest with the business of the Company.

8.	Company Secrecy

8.1	At all times during your service with the Company, you shall not divulge or disclose to any persons or corporate body, without the specific permission of the Company Directors, any company’s policy or secrets or any confidential or proprietary information entrusted to you or coming to your knowledge.

8.2	You agree that, during the continuance of the Appointment and afterwards (unless authorized to do so by the Boards or by a court of competent jurisdiction), you will not use for your own or another’s benefit or disclose or permit the disclosure of any confidential information of any member of the Group which you have obtained by virtue of the Appointment or in respect of which the Group is bound by an obligation of confidence to a third party. Confidential information shall include, without limitation, lists or details of customers, information relating to the working of any product, process, invention, improvement or development carried on or used by any member of the Group, information relating to research projects, know-how, prices, discounts, mark-ups, future business strategy, marketing, tenders, any price sensitive information and information concerning the intellectual property portfolio and strategy of the Group.

8.3	The restrictions contained in this clause shall cease to apply to any confidential information which may (other than by reason of your breach of these terms or your general duty of confidentiality) become available to the public generally, but any such use will be subject to any restrictive covenants to which you are a party.

8.4	Your attention is drawn to the requirements under both legislation and regulation as to the disclosure of price-sensitive information. Consequently, you should avoid making any statements that might risk a breach of these requirements without prior clearance from the Chief Executive Officer.

9.	Company Rules

9.1	You shall be subjected to the company’s rules and regulations along with internal policies and procedures as may be made known to you from time to time by the Company.

9.2	If you are found to have breached any of the Company’s rules, the Company, in its full discretion is entitled to take appropriate action to resolve the matter.

10.	Non-Solicitation

10.1	Upon leaving the Company, you shall not, directly or indirectly, other than in connection with the proper performance of your duties to the Company for the duration of one (1) year:

(a)	interfere with or attempt to interfere with any relationship between the Company and any of its employees, consultants, independent contractors, agents or representatives; or

(b)	employ, hire or otherwise engage, or attempt to employ, hire or otherwise engage, any current or former employee, consultant, independent contractor, agent or representative of the Company in a business competitive with the Company; or

(c)	solicit the business or accounts of the Company; or

(d)	divert or attempt to direct from the Company any business or interfere with any relationship between the Company and any of its clients, suppliers, customers or other business relations.

10.2	The term “indirectly” shall include, without limitation, the permitting of use of your name by any competitor of any member of the Company to induce or interfere with any employee or business relationship of any member of the Company.

11.	Variation Clause

11.1	The Company reserves the right to add, amend, withdraw, or revise any or all of the above terms and conditions by way of memo, email, digital communication, circular or any form of notification by the Company.

11.2	Other terms and conditions of employment shall be as stipulated in the employee’s handbook and in accordance with regulation, memo, circular or any notification by the Company.

12.	Entire Agreement

This Agreement constitutes the entire understanding between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

13.	Waiver

A party does not waive a right, power or remedy (or any other right, power or remedy) if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

14.	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.	Counterparts

This Agreement may be executed in counterparts. All executed counterparts constitute one document.

16.	Governing Law

The terms as stipulated above shall be interpreted in accordance with the substantive laws of the State of Delaware. In the event of any dispute, the parties shall submit to the exclusive jurisdiction of the State Court located in Delaware.

17.	Directors Insurance

You will be named as an insured on the director and officer liability insurance policy currently maintained by the Company or as may be maintained by the Company from time to time.

If you find the above terms favourable, please indicate your acceptance within Five (5) days from the date of this Agreement, failing which this offer will automatically lapse and can no longer be accepted.

Thank you.

Yours sincerely,

………………………

For and on behalf of Treasure Global Inc

Carlson Thow

Chief Executive Officer

ACKNOWLEDGMENT, CONSENT AND CONFIRMATION

I, DATIN NURFATIN BINTI MUFTI (NRIC NO.: 880720-29-5168), hereby accept, consent and confirm to the above terms and conditions of this Agreement.

Signature:

………………………

Date: